Exhibit 23.4

CONSENT OF KRONISH LIEB WEINER & HELLMAN LLP

June 3, 2005

Dialysis Corporation of America
1302 Concourse Drive, Suite 204
Linthicum, Maryland 21090

We hereby consent to the filing of our opinion (the “Opinion”) to Medicore, Inc. dated June 2, 2005, with respect to the federal income tax implications of the merger of Medicore, Inc. with Dialysis Corporation of America (“DCA”), as Exhibit 8.1 to the Registration Statement of DCA on Form S-4 to be filed with the Securities and Exchange Commission (the “Registration Statement”), to the reference to the Opinion in the Registration Statement under the heading "Important Federal Income Tax Consqueneces of the Merger" and to the reference to our firm in such proxy statement/prospectus that forms a part of such Registration Statement under the heading "Legal Matters." In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulation promulgated thereunder. The issuance of such consent does not concede that we are an “expert” for the purposes of the Act.

Very truly yours,

/s/ Kronish Lieb Weiner & Hellman LLP